Exhibit 99.1

FOR RELEASE
February 15, 2001

ACACIA RESEARCH AFFILIATE CLOSES OPERATIONS

     PASADENA, Calif. - (BUSINESS WIRE) - February 15, 2001 -
Acacia Research Corporation (Nasdaq: ACRI) announced today that its majority-owned affiliate, Soundbreak.com, has closed operations.

     "Due to market conditions, we were unable to monetize the business plan or to raise the additional capital necessary to sustain the company's long-term growth," commented Paul Ryan, Chairman and Chief Executive Officer. "We concluded that the prudent business decision was to close operations and return the remaining capital to shareholders."

     "Soundbreak was successful in building a growing audience but like many other Internet media companies, it was unable to generate sufficient online advertising revenues," Mr. Ryan stated.

     "The dedicated employees of Soundbreak should be very proud of having created the first 24/7 live webcast," concluded
Mr. Ryan.

ABOUT ACACIA RESEARCH CORPORATION

Acacia Research develops and operates life science and enabling technology companies. The company's core technology opportunity has been developed through its subsidiary, CombiMatrix Corporation. Acacia Research intends to build and acquire companies in the life science and material science fields that will utilize CombiMatrix's biochip technology. Acacia Research's website is located at www.acaciaresearch.com.